Exhibit 4.18

Promissory Note dated July 1, 2016, by and between Dougherty’s Holdings, Inc.; Dougherty’s Pharmacy, Inc.; Dougherty’s Pharmacy El Paso, LLC; Dougherty’s Pharmacy Humble, LLC; Dougherty’s Pharmacy McAlester, LLC; Dougherty’s Pharmacy Forest Park Dallas, LLC; Dougherty’s Pharmacy Springtown, LLC; and First National Bank of Omaha.

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$150,000.00	07-01-2016	10-01-2017	4572081	110		301013

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing ....... has been omitted due to text length limitations.

Borrower:	Dougherty's Holdings, Inc.;	Lender:	First National Bank of Omaha
DOUGHERTY'S PHARMACY, INC.;
Dougherty's Pharmacy El Paso LLC;
Dougherty's Pharmacy Humble, LLC;
Dougherty's Pharmacy McAlester, LLC;
Dougherty's Pharmacy Forest Park Dallas, LLC; and
Dougherty's Pharmacy Springtown, LLC
16250 Knoll Trail Dr STE 102
	Dallas, TX 75248		Branch #042 4500 Preston Road Frisco, TX 75034

Principal Amount: $150,000.00	Date of Note: July 1,2016

PROMISE TO PAY. Dougherty's Holdings, Inc.; DOUGHERTY'S PHARMACY, INC.; Dougherty's Pharmacy El Paso LLC; Dougherty's Pharmacy Humble, LLC; Dougherty's Pharmacy McAlester, LLC; Dougherty's Pharmacy Forest Park Dallas, LLC; and Dougherty's Pharmacy Springtown, LLC ("Borrower'') jointly and severally promise to pay to First National Bank of Omaha ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Hundred Fifty Thousand & 00/100 Dollars ($150,000.00), together with interest on the unpaid principal balance from July 1, 2016, until maturity.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 14 principal payments of $10,000.00 each and one final principal and interest payment of $10,030.92. Borrower's first principal payment is due August 1, 2016, and all subsequent principal payments are due on the same day of each month after that. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 1, 2016, with all subsequent interest payments to be due on the same day of each month after that. Borrower's final payment due October 1, 2017, will be for all principal and all accrued interest not yet paid. Unless otherwise agreed or required by applicable law, payments will be applied to interest, principal, and expenses owing under the Note in an order determined by Lender. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the London Interbank Offered Rate (commonly known as "LIBOR") for U.S. Dollar Deposits published by the Wall Street Journal as the "One (1) Month LIBOR Rate" (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each first (1st) day of every month during the term of the Note. The interest rate will be adjusted and determined without notice to Borrower using the Index as of the date that is two (2) London Banking Days prior to each interest rate change date. "London Banking Day" means any day, other than a Saturday or Sunday, on which commercial banking institutions in London, England, are generally open for business. At Lender's option, the Index and/or the interest rate may be rounded upwards to the next higher one one-hundredth of one percent (0.01%). If at any time the Index is less than zero, then it shall be deemed to be zero for the purpose of calculating the interest rate on this Note. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 0.460% per annum. Interest prior to maturity on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 3.250 percentage points over the Index, resulting in an initial rate of 3.710% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. For purposes of this Note, the "maximum rate allowed by applicable law" means the greater of (A) the maximum rate of interest permitted under federal or other law applicable to the indebtedness evidenced by this Note, or (B) the "Quarterly Ceiling" as referred to in Section 303.006 of the Texas Finance Code.

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INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of a year of 365 or 366 days, as the case may be. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earner than it is due. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under this Note or any other agreement with Lender pertaining to this loan, and in no event will Borrower ever be required to pay any unearned interest. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: First National Bank of Omaha , Branch #042, 4500 Preston Road, Frisco, TX 75034.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 3.000% of the regularly scheduled payment or $25.00, whichever is greater.

POST MATURITY RATE. The Post Maturity Rate on this Note is the lesser of (A) the maximum rate allowed by law or (B) the rate formed by increasing the applicable interest rate on this Note by an additional 6.000 percentage point margin ("Post Maturity Rate Margin"), with the Post Maturity Rate Margin applying to each succeeding interest rate change that would have applied had there been no acceleration. Borrower will pay interest on all sums due after final maturity, whether by acceleration or otherwise, at that rate.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Note or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

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Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, sell-help,repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted or implemented, that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral, as specified in the related documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all or any portion of the Collateral.

Judgment. Unless adequately covered by insurance in the opinion of Lender, the entry of a final judgment for the payment of money involving more than ten thousand dollars ($10,000.00) against Borrower and the failure by Borrower to discharge the same, or cause it to be discharged, or bonded off to Lender's satisfaction, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor, or any other guarantor, endorser, surety, or accommodation party of any of the indebtedness or any Guarantor, or any other guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, and Lender believes in good faith that the prospect of payment or performance of this Note is impaired.

LENDER'S RIGHTS. Upon default, Lender may declare the entire indebtedness, including the unpaid principal balance under this Note, all accrued unpaid interest, and all other amounts, costs and expenses for which Borrower is responsible under this Note or any other agreement with Lender pertaining to this loan, immediately due, without notice, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire an attorney to help collect this Note if Borrower does not pay, and Borrower will pay Lender's reasonable attorneys' fees. Borrower also will pay Lender all other amounts Lender actually incurs as court costs, lawful fees for filing, recording, releasing to any public office any instrument securing this Note; the reasonable cost actually expended for repossessing, storing, preparing for sale, and selling any security: and fees for noting a lien on or transferring a certificate of title to any motor vehicle offered as security for this Note, or premiums or identifiable charges received in connection with the sale of authorized insurance.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Texas without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Texas.

CHOICE OF VENUE. If there is a lawsuit, and if the transaction evidenced by this Note occurred in Collin County, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Collin County, State of Texas.

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DISHONORED CHECK CHARGE. Borrower will pay a processing fee of $30.00 if any check given by Borrower to Lender as a payment on this loan is dishonored.

RIGHT OF SETOFF. After an Event of Default, and to the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or set of all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by a Commercial Security Agreement dated July 1, 2016, and any and all other security agreements or documents and any and all other collateral agreements or documents associated with this Loan or Note whether now existing or hereafter arising.

FINANCIAL STATEMENTS. Borrower agrees to provide Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.

ERRORS AND OMISSIONS. Borrower agrees, if requested by Lender, to fully cooperate in the correction, if necessary, in the reasonable discretion of Lender of any and all loan closing documents so that all documents accurately describe the loan between Lender and Borrower. Borrower agrees to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with Lender requests within thirty (30) days.

U.S.A. PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, the USA PATRIOT Act requires all banks to obtain and verify the identity of each person or business that opens an account. When Borrower opens an account Lender will ask Borrower for information that will allow Lender to properly identify Borrower and Lender will verity that information. If Lender cannot properly verity identity within 30 calendar days, Lender reserves the right to deem all of the balance and accrued interest due and payable immediately.

ELECTRONIC COPIES. Lender may copy, electronically or otherwise, and thereafter destroy, the originals of this Agreement and/or Related Documents in the regular course of Lender 's business. All such copies produced from an electronic form or by any other reliable means (i.e., photographic image or facsimile) shall in all respects be considered equivalent to an original, and Borrower hereby waives any rights or objections to the use of such copies.

CROSS DEFAULT. An Event of Default, beyond the applicable cure period, if any, or an Event of Default under any other Loan or any Related Document will constitute an Event of Default under this Agreement and a default and an Event of Default under any other agreement by Borrower or any affiliate or subsidiary of Borrower with or in favor of Lender and under any evidence of any Loan or Indebtedness held by Lender, whether or not such is specified therein. Borrower acknowledges that some Loan Documents will be preprinted forms and that it is the intent of Borrower and Lender that all Loans and Guaranties by Borrower or any affiliate or subsidiary of Borrower with or in favor of Lender be cross-defaulted with each other.

CONSENT TO PARTICIPATION. Borrower agrees and consents to Lender's sale or transfer, whether now or later, or one or more participation interest in this loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters. Borrower additionally waives any and all notices of sale participation interest, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interest will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interest irrespective of any personal claims or defenses that Borrower may have against Lender.

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FARM SERVICE AGENCY (FSA) LOAN REQUIREMENT. If this is an FSA loan, then it shall be an event of default if any loan proceeds are used for a purpose that will contribute to excessive erosion of highly erodible land or to the conversion of wetland to produce or to make possible the production of an agricultural commodity, further explained in 7 CFR Part 1940. Subpart G, Exhibit M.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this tact will not affect the rest of the Note. Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for this loan, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for this loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Texas (as applicable). Any such excess interest or unauthorized fee shall, instead of anything slated to the contrary, be applied first to reduce the principal balance of this loan, and when the principal has been paid in full, be refunded to Borrower. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the loan evidenced by this Note until payment in full so that the rate or amount of interest on account of the loan evidenced hereby does not exceed the applicable usury ceiling. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, notice of dishonor, notice of intent to accelerate the maturity of this Note, and notice of acceleration of the maturity of this Note. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

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PRIOR TO SIGNING THIS NOTE, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. EACH BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

LENDER:

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